Exhibit 5.01
[On the letterhead of Allen & Gledhill LLP]
5 October 2007
Dear Sirs
Registration Statement on Form S-8 of Flextronics International Ltd. (“Flextronics”)
1.	We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Flextronics with the United States Securities and Exchange Commission on or about 5 October 2007, in connection with the registration under the Securities Act of 1933, as amended, of up to 26,708,335 ordinary shares in the capital of Flextronics (the “Registration Shares”) subject to issuance by Flextronics upon the valid exercise of:
(i)	subscription rights represented by outstanding share options deemed to have been granted by Flextronics (the “Assumed Options”) under the Solectron Corporation 2002 Stock Plan (the “Solectron 2002 Plan”) and the C-MAC Industries Inc. Stock Option Plan (the “C-MAC Plan”) (the Solectron 2002 Plan and the C-MAC Plan to be collectively defined as the “Solectron Plans”). The aforesaid Assumed Options are deemed to have been granted by Flextronics upon (i) the assumption by Flextronics at the Effective Time (as defined in the Agreement (defined below)) of certain outstanding options granted or deemed granted by Solectron Corporation (the “Company Options”), a company organised under the laws of the State of Delaware in the United States of America (“Solectron”) under the Solectron Plans prior to the Effective Time; and (ii) conversion of such Company Options into options to purchase ordinary shares in the capital of Flextronics, in accordance with, or as the case may be, in connection with, Section 1.6(e) of the Agreement and Plan of Merger, made and entered into as of 4 June 2007 (the “Agreement”), by and among (1) Flextronics, (2) Saturn Merger Corp., a corporation incorporated under the laws of the State of Delaware in the United States of America and a wholly-owned subsidiary of Flextronics, and (3) Solectron; and
(ii)	subscription rights represented by share options granted by Flextronics from time to time after the Effective Time (the “Additional Options”), under the Solectron Plans.

This opinion is being rendered to you in connection with the filing of the Registration Statement. Terms defined and references construed in the Agreement have the same meaning and construction in this opinion unless otherwise defined herein.
2.	For the purpose of rendering this opinion, we have examined:-
(i)	an executed copy of the Agreement in PDF format (excluding all exhibits and schedules to the Agreement) as provided to us by electronic mail on 7 July 2007;
(ii)	the proceedings taken by Flextronics in assuming the Company Options in accordance with, or as the case may be, in connection with, Section 1.6(e) of the Agreement;

(iii)	the procedures for the allotment and issuance of new Registration Shares arising from the exercise of subscription rights represented by outstanding Assumed Options deemed to have been granted under the Solectron Plans (the “Allotment Procedures”);
(iv)	copies of the resolutions of the shareholders of Flextronics passed at the Annual General Meetings of Flextronics held on 4 October 2006 and 27 September 2007 respectively, relating to the authorization for the allotment and issue of ordinary shares in the capital of Flextronics (the “Shareholders Resolutions”);
(v)	copies of the resolutions of the Board of Directors of Flextronics passed on 1 May 2007, 1 June 2007 and 29 September 2007 respectively (together, the “Board Resolutions”);
(vi)	a copy of the resolutions of the Project Titan Special Committee (the “Committee”) passed on 3 June 2007 (the “Committee Resolutions”); and
(vii)	such other documents as we have considered necessary or desirable to examine in order that we may give this opinion.
3.	We have assumed for the purpose of rendering this opinion:-
(i)	that the Agreement is within the capacity and powers of, and has been validly authorised by, each party thereto (other than Flextronics) and has been validly executed in the form examined by us for the purpose of rendering this opinion, duly and properly completed, and delivered by or on behalf of each such party thereto (other than Flextronics);
(ii)	that Manny Marimuthu is duly authorised to execute the Agreement for and on behalf of Flextronics;
(iii)	of the genuineness of all signatures on all documents and the completeness, and the conformity to original documents, of all copies or other specimen documents submitted to us;
(iv)	that the Agreement approved by the Committee in the Committee Resolutions is the Agreement we have examined;
(v)	the correctness of all facts stated in the Agreement;
(vi)	that copies of the resolutions of the shareholders, the Board of Directors of Flextronics and the Committee forwarded to us for examination are true, complete and up-to-date and that those resolutions have not been rescinded or modified;
(vii)	that each of the Shareholders Resolutions, the Board Resolutions and the Committee Resolutions and all authorisations and approvals conferred thereby remain in full force and effect and that no other resolution or other action has been taken which may affect the validity of those resolutions;

(viii)	that all relevant documents have been provided to us by the officers of Flextronics for inspection for purposes of this opinion;
(ix)	that the Agreement constitutes legal, valid, binding and enforceable obligations of the parties thereto for all purposes under the laws of the jurisdiction by which the Agreement is expressed to be governed;
(x)	that there are no provisions of the laws of any jurisdiction other than Singapore which would be contravened by the execution or delivery of the Agreement and that, in so far as any obligation expressed to be incurred or performed under the Agreement is to be performed in, or is otherwise subject to the laws of, any jurisdiction other than Singapore, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;
(xi)	that the choice of the laws of the State of Delaware in the United States of America, as the governing law of the Agreement has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the United States federal or state courts in the State of Delaware in the United States of America, as a matter of the laws of the State of Delaware in the United States of America, and all other relevant laws except the laws of Singapore;
(xii)	that all consents, approvals, authorisations, licences, exemptions, or orders required from any governmental or other regulatory authorities outside Singapore and all other requirements outside Singapore for the legality, validity and enforceability of the Agreement have been duly obtained or fulfilled and are and will remain in full force and effect and that any conditions to which they are subject have been satisfied;
(xiii)	that the terms and conditions of each:-
(a)	Assumed Option deemed to be granted by Flextronics under the respective Solectron Plans; and
(b)	Additional Option granted by Flextronics under the respective Solectron Plans,

complies with the requirements of Singapore laws;
(xiv)	the options outstanding under the C-MAC Plan which will be converted into an Assumed Option (the “C-MAC Option”) have been validly assumed by Solectron prior to the Effective Time ;

(xv)	there shall be subsisting a valid authority given to the Board of Directors of Flextronics pursuant to Section 161 of the Singapore Companies Act, Chapter 50 in respect of the issue of the Registration Shares at the time of the issue of the Registration Shares;
(xvi)	the Board of Directors of Flextronics shall before the grant of any Additional Options to be made under the respective Solectron Plans from time to time after the Effective Time, resolve to approve such option grants;
(xvii)	the Board of Directors of Flextronics shall before the issue of any of the Registration Shares, resolve to approve the allotment and issue by Flextronics of such Registration Shares upon the exercise of the subscription rights represented by the Assumed Options deemed to have been granted by Flextronics, or as the case may be, the Additional Options granted by Flextronics;
(xviii)	the allotment and issuance of new Registration Shares arising from the exercise of subscription rights represented by Additional Options granted under the Solectron Plans, shall be made in accordance with the Allotment Procedures; and
(xix)	that Flextronics is solvent at the relevant time of issuance of any of the Registration Shares pursuant to the exercise of any such Assumed Options, or as the case may be, the Additional Options.
5.	Based upon and subject to the foregoing, and subject to any matters not disclosed to us, we are of the opinion that the Registration Shares to be allotted and issued by Flextronics (i) upon the exercise of the subscription rights represented by outstanding Assumed Options deemed to have been granted, or as the case may be, the Additional Options granted, under the respective Solectron Plans in accordance with the terms of the Assumed Options, or as the case may be, the Additional Options, against full payment of the applicable exercise price, (ii) pursuant to the Allotment Procedures, and (iii) represented by share certificates issued by Flextronics in respect of such Registration Shares, will be legally issued, fully-paid and non-assessable.
6.	For the purposes of this opinion, we have assumed that the term “non-assessable” in relation to the Registration Shares to be issued means under Singapore law that holders of such Registration Shares, having fully paid up all amounts due on such Registration Shares as to the issue price thereon, are under no further personal liability to contribute to the assets or liabilities of Flextronics in their capacities purely as holders of such Registration Shares.
7.	We consent to the use and filing of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement.

Yours faithfully
/s/ Allen & Gledhill LLP

Allen & Gledhill LLP